CTG
Host: James Boldt
October 19, 2004/10:00 a.m. CDT

CTG
October 19, 2004
11:00 a.m. EDT

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the CTG Third Quarter 2004 Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder, today's conference is being recorded.

I would now like to turn the conference over to your host for today's conference, Mr. James Boldt. Please go ahead.

J. Boldt	Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our third quarter 2004 earnings conference call. Joining me is our CFO, Greg Dearlove.

As for the format of the call this morning, Greg is going to begin with a review of our financial results. After his review I'll talk about the trends we saw in the third quarter, as well as what we anticipate in the fourth quarter of 2004. Then we'll open the call for questions.

Greg, if you'd start us off, please?

G. Dearlove

Thank you, Jim, and good morning to all. Before I begin I want to mention that statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations, and predictions in the future are forward looking statements. It's important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward looking statements is contained in our press releases and from time to time in the company's SEC filings.

For the third quarter of 2004 CTG's revenues from continuing operations were $57.9 million. Net income from continuing operations was $600,000 and net income from diluted shares was $0.04. Our third quarter revenues from continuing operations were on the high end of our expectations. Our net income from continuing operations and diluted earnings per share slightly exceeded our expectations because of favorable tax adjustments resulting from European tax law changes and improved operating results in Europe.

Our direct profit percentage decreased to 26.4% in the third quarter, down about eight-tenths of a percentage point from the third quarter last year. Our operating profit percentage decreased from 2.6% last year to 1.2% in the third quarter this year. Excluding the impact of our accounting change in 2002 this is the 13th consecutive quarter that the company has reported profitability from continuing operations.

SG&A decreased by over $312,000 in the third quarter versus the same quarter last year and approximated 25.2% of revenue, a slight increase over last year's 25%.

Revenues from IBM were $12.6 million in the third quarter of 2004 as compared to $12.7 million in the third quarter of 2003. Quarterly revenues from our European operations were $10.8 million in 2004, as compared to $8 million in last year's third quarter.

On the balance sheet our days sales outstanding and receivables increased to 74 days from 68 days in the second quarter of 2004 and from 67 days in the third quarter of 2003.

Total debt was approximately $4.5 million at quarter end, down from $6.6 million at the end of the second quarter and $6.9 million at the end of the third quarter of 2003.

Our cash flows reflected cash generated from operations during the quarter of approximately $5.7 million after recording depreciation expense of $688,000. We also made $460,000 of capital acquisitions during the quarter.

Total employment in the third quarter was 2,500, of which approximately 85% are billable employees.

Jim, that concludes my summary of the company's financial results for the third quarter of 2004.

J. Boldt	Thank you, Greg.

As you know, our third quarter revenues were at the high end of our guidance. As we mentioned on our second quarter conference call a large outsourcing engagement in our financial services vertical was scheduled to end in July. The customer was in liquidation, decided to in-source its IT department as it shuts down its operations. While we lost the approximately 100 person billable staff associated with that engagement during the quarter, we're pleased that our staffing demand remains strong. This allowed us to add approximately 100 people to staffing engagements during the quarter, which kept our aggregate headcount at the same level. As we also mentioned on the last call, we believe that after years of relatively weak demand the staffing demand for our U.S. business has returned to a more normal level in the second quarter of 2004 and it continued to improve in the third quarter of this year. While we added approximately 25% to the number of strategic staffing recruiters in the third quarter, we still don't have enough recruiters. We plan to continue to add to recruiters and enhance our recruiting process to meet the still rising demand.

As we expected, our healthcare group did benefit from the two new implementation engagements and we continue to be optimistic that those multi-year projects will require additional staff. It looks like our healthcare group will have another good year.

Our life sciences vertical continues to perform extremely well. Revenues from our financial services declined during the quarter due to the multi-year projects that ended this year. The new offerings that we're introducing into our financial services vertical are being well received and we expect to begin to show results late in 2004 or early in 2005.

As you know, we sold our Netherlands operating company earlier this year. Now that the Dutch operations have been divested our European region is growing and profitable again. We see a lot of opportunity in the European market over the next 12 months.

We're also seeing results from the investments that we made in our information security practice earlier this year, particularly from our Sarbanes-Oxley offering.

As for the fourth quarter of 2004, we're forecasting revenues in the range of $57.5 million to $59.5 million. As you know, we had 63 billable days in the third quarter of this year and 66 billable days in the fourth quarter of last year. One billable day equates to about $900,000 of revenue and we'll most likely have 62 billable days in the fourth quarter of this year. The reason for the uncertainty about the number of billable days in the fourth quarter of the year is that New Year's Day falls on a Saturday this year and we still have customers who have not decided whether the holiday will be celebrated on the last Friday of this year or the first Monday of next year.

While the billable days in the fourth quarter will be less, if you look at the daily revenues the mid-point of our revenue guidance represents an improvement in our average daily revenue from continuing operations compared to both the third quarter of this year and the fourth quarter of 2003. Given the revenue forecast we believe earnings will be in the $0.02 to $0.04 per share range in the fourth quarter of this year.

In general we continue to be more optimistic about market conditions in our business. Staffing demand has significantly increased this year and, as mentioned, is back to a more normal level. We continue to add recruiters and expect to see very favorable results in our staffing business over the next 12 months. Over the last three years we've repositioned the company to faster growth verticals, such as health care and offerings with higher demands, such as information security. We're seeing the benefit from their repositioning and the new healthcare and Sarbanes-Oxley projects. We remain comfortable that our business has turned the corner and that we'll continue on the road to recovery.

With that I'd like to open the call for questions if there are any. Doug, if you would please manage our question and answer period?

Moderator	Certainly. The first question at this time comes from the line of Bill Sutherland with Boenning & Scattergood. Please go ahead.

B. Sutherland	DSO is at 74 days. Any comments and directional thoughts on that?

G. Dearlove

Well, Bill, the AMO that Jim mentioned, which ended towards the end of the second quarter, into the early part of the third quarter was a prepaid engagement and was fairly significant. So it by itself added almost five days to the DSOs. Other than that we were impacted just slightly from a couple of the staffing contract customers in the second quarter and into the third quarter.

B. Sutherland	But a decent cash flow quarter anyway; I guess because payables were up?

G. Dearlove	Yes. We were in the mid-point of our payroll cycle.

B. Sutherland	You were going pretty fast through the cash flow data. It was operating cash flow of $5.7 million?

G. Dearlove	$5.7 million from operations; $688,000 of depreciation, and $460,000 from capital acquisitions.

B. Sutherland	And that's all just for Q3?

G. Dearlove	That's Q3.

B. Sutherland	Is that down because of just timing issues or is there a real movement here towards being debt free?

G. Dearlove

The debt over the last couple of years on a quarter over quarter basis has continued to come down as we generate more cash in-flow. So I think it's just a general trend as to cash coming, although we will go in and out of debt, as Jim's talked about on previous calls.

J. Boldt	Yes. It's hard to do it at a point in time. On average we seem to be running about $3 million less in debt than we did last year.

B. Sutherland

The growth in recruiters seems to be a cycle that the staffing revenue that comes out of the growth in recruiters; I'm just wondering about the marginal profitability. You talked about your approach to recruiting, I think, being something you focused on. I guess I'm getting at the issue of efficiency and just return on expense there.

J. Boldt

There are a couple of things really. One is we're totally re-doing our recruiting process. It was a project that started, I think it was around July 1st, and it will be fully implemented, it's partially implemented now, sometime in the first quarter of next year. We believe that it had been a while since we'd re-done the recruiting process, a new recruiting tool, etc., so we think we're going to see some significant efficiencies out of that. The recruiters that we added in the third quarter we really didn't get any benefit out of. It usually takes about 60 days for a recruiter to become efficient. They have to learn our systems, which I don't think is too bad, but more importantly, they have to learn the peculiarities of the customer; they've got to learn what their new customers like and don't like about candidates. That usually takes them a couple of months. So we may have gotten some benefit from the ones that we hired in July, but very little ....

B. Sutherland	Is there a point where you really get leverage on this recruiter base, if you see what I'm saying? It seems like there's ....

J. Boldt	When we come up to a balance. When we have the right number of recruiters for demand then you should be in balance and get the normal margin. That hasn't happened yet though.

B. Sutherland	But demand's always growing, Jim.

J. Boldt

Yes, it's always growing, but not as significantly as it's growing right now. I mean it's quite possible that we need another 25 to a third more recruiters in the strategic staffing group and while that's great because the business is growing, I doubt that every quarter we're going to need that many more recruiters. Historically it's just been a few percent a quarter, not that large.

B. Sutherland	In a nutshell what does this revamped recruiter process do for you?

J. Boldt

I guess one could look at it and say you could reduce the number of recruiters. Actually, what we're trying to do is increase the number of placements per recruiter. It's a much more efficient system than the one that we're currently using.

B. Sutherland	What kind of dimension of increase would you get on placements per recruiter?

J. Boldt	We don't know, but we're kind of shooting for a 25% to 50% improvement.

B. Sutherland	And then finally on currency impact ....

J. Boldt	It was probably about 13% or so. If you look at the European operations compared to last year in the third quarter they're up about 35%; 13% was currency and about 22% was real growth.

B. Sutherland	Just a quick comment on that real growth; what's kicking that up?

J. Boldt

There are a couple of things that are kicking it up. We introduced a healthcare practice into the U.K. really at the end of the second quarter of the year and that's certainly having a significant impact. Our Belgium and Luxemburg operations though are seeing a lot of increase, particularly in our testing and life sciences areas.

B. Sutherland	That's good. Thank you.

Moderator	Thank you. Our next question comes from the line of Rick Dauteuil with Columbia Management. Please go ahead.

R. Dauteuil	I have a number of questions also. Last quarter you mentioned some issues, pricing pressure and turnover as it relates to particularly one customer I think. Can you give us an update on that?

J. Boldt

We haven't seen any additional pricing pressure, nor have we seen any relief. The turnover, which was severe in the second quarter and the first month of the third quarter, went back to a more normal level. The people who wanted to leave left basically. So we're back to what we consider to be more normal turnover for that group.

R. Dauteuil

Has there been any push back? I think that was related to a price cut to you and maybe 5%. I'm hearing from other sources that they have seen that turnover in spades across other suppliers to them and have been re-thinking recently that move. Have you heard that?

J. Boldt

That doesn't surprise me at all. Clearly, the demand is picking up and we think that that move put them below the market and it's causing every supplier a problem in being able to fulfill to them. We at the time said that we thought that it was going to be a problem for them from an operational standpoint. We still think that. If it is I think at some point they're going to have to adjust.

R. Dauteuil

How about the solutions business just in general? You've talked about the staffing business being better for the better part of the last two years. The solutions business typically follows the staffing. I think you make some reference when the budgets get better we'll get better, but others are out there kind of starting to say they're seeing it. Is your pipeline looking a little more full? I guess is there any opportunity going into year-end on budget flush or ....?

J. Boldt

That's always hard to predict because every customer acts a little bit differently at the end of the year. We are seeing, for instance in some of the verticals, like healthcare, huge new projects starting up. That obviously has been favorable. For a while we used to kid that a long-term project for some of our customers had to have a return in the third month of the current quarter. For a while that was almost the thinking. Certainly, no customer was willing to do anything that he didn't get a return in his current fiscal year. That seems to be changing. We're starting now to engage with customers on longer-term projects, projects that might go multiple years before they actually get a return. So clearly, we've started to see a change, but even in the clients where we've seen the change they're only in the planning stages. You're not going to see significant dollars until they commit to actually do the project.

We think that it's in the very early stages of turning around. If you look at the staffing business two years ago in the middle of 2002 we said we were starting to see that come back. For whatever reasons, it came back with a vengeance in the last two quarters; probably because the unemployment rate of technical workers has dropped in the U.S. and it's harder for our customers to find staff.

We think the solutions business will probably come back, probably not over two years like the staffing business, but it's not going to come back in one quarter. We've started to see it trickle and we think it will just slowly start to increase from here.

R. Dauteuil

My next question, I guess, is a follow-up to Bill's prior question. I scratch my head. You're talking about the staffing business being back to sort of a more normalized level of demand. Historically we've looked at that business as a 5% operating business and we've looked at the solutions side of the business as a 10% operating; historically, closer to a 50/50 mix and maybe with staffing growing quicker, more rapidly short-term it becomes a bigger piece of the mix, but just separating the two pieces is there any reason to believe that 5% staffing operating margin, for whatever reason, isn't attainable this time around? Because if we're kind of back to the more normalized revenue levels on the staffing side it sure doesn't feel like we're approaching that 5% margin, which is the low end of your mix, any time soon. I guess I'm trying to figure out why the margins aren't improving.

J. Boldt

I think I can explain that. There was a couple of questions in there I think. From everything that we see, we still believe that our staffing business will go up to a 5% operating margin. There's nothing that we've seen so far that doesn't indicate that. While customers definitely have, over the last couple of years, particularly lowered some of the rates, wages have fallen by the same amount, so the DP is the same and we've done some things in our overhead to make it more efficient. So we still believe a 5% target is doable. We're not there yet, however.

One of the issues at the moment is the growth. When we add 25% more recruiters we're also adding account managers, etc. to that in a quarter and the recruiters aren't effective, really, for 60 days at least. You end up with expense, but no revenue associated with them.

What we're saying is not that the business is back to normal, but the demand is back to normal and now we have to add people kind of continuously for four or five quarters probably before we get back .... close to the 5% that we're looking for in the staffing side of the business.

R. Dauteuil	We're three or four quarters away from that still?

J. Boldt

Well, if demand keeps going like it is and we have to keep adding overhead to respond to that I think it will take a few quarters before we actually get back to 5%. The percent will improve every quarter because you've got more people working, more recruiters back in balance and any quarter where we have to add 25% or 35% to the overhead and most of them aren't effective for another quarter you're going to get some drag. It's not going to come back up to 5% right away.

We added about 100 people on the staffing side of the business in the third quarter of the year and I think that's probably a reasonable number for us to add and on average, certainly over the next four quarters.

R. Dauteuil	Over the next four quarters?

J. Boldt

Yes. The fourth quarter is always a little problematic because around the 15th of November people don't want to take on additional staff, but you've got staff leaving. If we come up short the first quarter is always really good because people have new budgets and they start new projects.

R. Dauteuil	Just to clarify that, when you say over the next four quarters, each quarter you're expecting to add 100?

J. Boldt	That's right.

R. Dauteuil	Each?

J. Boldt	That would be a reasonable goal for us.

R. Dauteuil	And it becomes less and less dilutive as ....

J. Boldt	Every quarter, yes.

R. Dauteuil	How about the ultimate 10% margins on solutions?

J. Boldt

We need more volume. The solutions side of the business needs to come back for us to get back up to 10%, but in some of the areas where the demand has come back, healthcare for instance, that isn't a problem. So we still believe that we can get to a 10% average on the solutions side of the business.

The one thing that we're going to have to do, and we don't know when the solutions business will start to come back to more normal demand, but we're above 50/50 at the moment. I think the last time we announced it we were 55% staffing because staffing demand was better, and 45% solutions. Currently they may even be approaching 60% because the staffing side of the business is so good. So the other thing that we've got to do is re-balance the business and get it back to a 50/50 mix. That's really our goal is to have it at 50% staffing and 50% solutions.

R. Dauteuil

I mean to the extent you're not leaving the staffing opportunities on the side, you're going after them by hiring additional recruiters you're exacerbating that issue. You're not walking away from staffing business to keep the mix rich?

J. Boldt	No we're not. We're not planning on doing that either.

R. Dauteuil	Right. So you're basically saying we'd like to get it to 50/50, but that's all dependent on the outsourcing getting better?

J. Boldt	Yes and as long as we can see getting to a 5% on the staffing we don't see any reason to give any of it up.

R. Dauteuil

Is there anything specific to the fourth quarter margins and earnings per share? Are there any expenses in the fourth quarter that we should be aware of? It seems to me like the guidance is even slightly up from where we just were and yet the EPS is $0.02 to $0.04 and not $0.04 to $0.06. That doesn't imply we're getting the leverage. Every quarter we should receive better margins on the staffing side implies lower margins. Is there something else in there on Q4 as it relates to expenses that would make you be that conservative on the EPS guidance?

J. Boldt

Yes. There are really two things and it goes back to the staffing business. As I said, we've seen a significant increase in staffing. Right now we're thinking about getting 25% to a third more recruiters perhaps in the quarter. It could even be more than that. If the demand keeps going up we're going to add as many people as we need to so that we're sure we've got a full complement by the first quarter of next year. That's a drag, quite frankly, on the earnings per share. We think at the moment that the SG&A could go up by $500,000 between the third and fourth quarter, but you're not getting the full impact of the revenue because it takes a while to hire people and the recruiters, obviously it's going to take them a while.

The other thing that very well could happen and is happening to some extent is the staffing business is increasing. People are reaching their incentive thresholds and that requires us to accrue more. It's really the function of the staffing business being so good and us anticipating that we're going to have to add. Up until now, given everything that's going on in the industry for the last four years I think you can understand it. What we've been doing is looking at our staffing demand and staffing up to the number of recruiters we need at that point in time. It causes us, like in the third quarter, to be short on recruiters. So now what we're doing is trying to figure out what recruiting demand will be in the first quarter, adding enough resources in order to compensate for it and really go after the business.

R. Dauteuil

And your confidence that, I think Bill mentioned, incremental margins don't feel like they're getting there. You're saying it's because we're adding overhead faster that's un-productive and when that slows down all of the sudden we should see a pretty good leap in the margins because you're spending it all at this point it feels like. The SG&A leverage isn't there at all right now?

J. Boldt	That's right.

R. Dauteuil	You had put out a press release last week related, I think, to the healthcare side of the business. I didn't really understand that. Can you walk me through that?

J. Boldt	Maybe Greg was a little closer to that and maybe he can.

R. Dauteuil	It's CTG Healthcare Solutions announces formation ....

G. Dearlove	Yes. We announced the formation of a partnership executive salespeople, really to help partner in creating, I'll call it, higher margin opportunities in our healthcare consulting arena.

R. Dauteuil	Is this executive search?

G. Dearlove	No. It's really who we partner with as to getting to C-level type individuals in hospitals primarily just to help in the sales process.

J. Boldt

Let me just explain it a little more. Essentially it's generally high-level people from large hospital systems that are well known in the industry. They're all CIOs and up. For whatever reasons, maybe they've reached their mid-50s and they've decided that they want to try something else in life. We partner with them because of their position in the industry. They have entrees into people that it might be difficult for us to get to.

R. Dauteuil

Let me, I guess, change the page quickly. During this quarter I think two or three insiders, I think it was actually three, purchased stock as high as in the low $3s, $3.20 or something. As a large shareholder here we feel this stock is under valued and continues to be pressured by the supply and demand factors in the stock. Do you have any thoughts on that at this point?

J. Boldt

Well, I was one of the three and I actually think I paid like $3.44, so I was even a little higher. We feel that the stock is under valued. I mean if you look at us versus any of our competition we certainly think that our stock is under valued. The other thing that we believe has finally happened is that the industry, after four years, is starting to improve. You're well aware of this industry; I mean if you can get revenue growth you might have a problem as you're ramping up not fully being able to get your margins, but we believe we can control the SG&A, get a decent direct profit margin and go back to much higher operating margins going forward. I think it was two of our directors and myself, I think, that bought stock in the quarter. We all talked about it. We all agreed to it.

R. Dauteuil

Just on the SG&A side of things I noticed today that .... reported, and I know it's not apples-to-apples given their mix of business, but their SG&A as a percent of revenues is under 22%, 21.7% I think. It was 100 basis points better than the prior year. It'd be nice to get that kind of leverage in this model because that's a big swing factor to the bottom line and we'd like to see it, I guess.

J. Boldt	Actually, that's our target; between 21% and 22%. We had more revenue when we were larger and we were down at that percentage. We think it's doable to do it again.

R. Dauteuil	.... better from our standpoint. Thank you.

Moderator	Thank you. Our next question comes from the line of Michael Keller with Key Bank Capital Markets. Please go ahead.

M. Keller

A lot of my questions have been wiped clean off the board, but just one quick one. I think you had said your tax rate assumption for the full year had been 25% last time. Any modification there and/or what should we look at as far as fourth quarter?

J. Boldt

We have adjusted that, Mike, in the third quarter and we're looking out to the fourth quarter to be around 16% as profitability in Europe has improved it's allowed us to take on some or reverse some valuation reserves, which drove the effective rate down, but we think it's about 16% right now.

M. Keller	And for the full year that would get you to?

J. Boldt	That would be the full-year's effective rate.

M. Keller	Jim, you had mentioned the sustainability of 100 adds per quarter as far as billables. Is that a net number?

J. Boldt	Yes it is.

M. Keller	And is that sort of level baked into what you're looking at as far as fourth quarter guidance?

J. Boldt

It could happen in the fourth quarter. As I mentioned, you constantly have people coming off of engagements. Most customers don't like to take people on once Thanksgiving comes. So the month of December has never been a good month to net hire people; actually, it's usually a negative.

I think it's quite possible we'll hit 100 in the fourth quarter, if we don't hit it in the fourth quarter though, given what our customers have told us about budgets for next year, etc., we think that we'd make it up in the first quarter, we'd have 200 in the first quarter if we don't hit 100 in the fourth quarter. But I think it's doable; I think it's quite possible we might hit the 100 mark in the fourth quarter too.

M. Keller

Finally then, just in the healthcare vertical I wondered if you could talk a little bit about the pipeline in the DNI side of things? With the large engagements started where does the pipeline stand now, with particular interest in sort of the clinical transformation in some of these other areas where the wheels seem to be turning as far as the impotence for those things to be picking up; I just wonder if any of that is accruing to you yet, at least in terms of qualified opportunities?

J. Boldt

Well, we clearly saw a pick up in the second quarter of the year. We had two relatively large projects that started up. They're just enormous projects and one of them in particular probably won't reach its maximum staffing for at least another year or year and a half. So we think that there's just tremendous opportunity in the healthcare space next year and it's not just in the United States. As you know, in the U.K. the National Healthcare System is putting in essentially U.S. software in all of their hospitals and they're actually creating, for the first time, in an entire country an electronic medical record. The European countries are all looking at that because they also have socialized medicine and the cost is just going up astronomically and the government has to deal with it, so we believe going forward that some of the European countries, who currently centrally use legacy type systems by and large, are probably going to look to put in the U.S. software and that too will just be a tremendous opportunity for us going forward because there's really not anybody in Europe who essentially uses these systems now and therefore they need the expertise and project management from the U.S. to put them in.

M. Keller	And when Hillary is president we'll have the same thing here in the States, right?

J. Boldt	Right. Okay.

M. Keller	Thank you a lot.

Moderator	Thank you. Our next question comes from the line of Bill Sutherland with Boenning & Scattergood. Please go ahead.

B. Sutherland	Two things I was wondering about are if there's a way to get an effective tax rate for next year, just a guesstimate?

G. Dearlove	Bill, we would think we're going to head back to a more normal 40% range next year. That's what, if I was going to do a model, I would use for 2005.

B. Sutherland	And are there any restricted stock awards that are to be distributed?

J. Boldt	No. We do have a plan that would allow us to issue restricted stock. I don't think we've used it since '98 though, so there is none in the system whatsoever.

B. Sutherland	So it's just the options?

J. Boldt	Yes.

B. Sutherland	Thank you.

Moderator	Thank you. Next we'll go to the line of Benny Lorenzo. Please go ahead.

B. Lorenzo	Just a couple of housekeeping items: Can you give us your utilization rate, whether it's by staffing solutions or total?

J. Boldt

We don't generally give those out. Actually, even internally we don't use the aggregate one because it's kind of meaningless. The staffing side of the business often is a 90% or better kind of rate. The pure solutions side of the business, for instance, the development and integration side of the business can run 70% to 75% because the people sit on a bench between large projects often so that the aggregate is just this number that we've never internally even been able to use.

I think that I would say though that our utilization is back to where it was really not so much in the late '90s, but certainly in the early '90s. It's kind of a high '80s in total utilization. We're not running at the moment with a lot of bench other than some very unique skill sets.

B. Lorenzo	The international piece, Europe, how big is that? What percentage of your total revenue is that?

J. Boldt	In the current quarter the European revenues were 18.7%, so about $11 million.

B. Lorenzo

And in terms of cash needs you have in your balance sheet about $3 million in cash and $4.4 million in debt and quite a bit of accounts receivables. It seems like you'd need more money to run the company. Do you have any plans to raise money or how do you plan to address that? What's your thought on that?

J. Boldt

Well, this industry has always thrown off a tremendous amount of cash. If you look at us three years ago we had $40 million of debt on the balance sheet and although the last three years haven't been particularly good for the entire industry we managed to pay the debt down from $40 million to $4 million. So right now we really believe that unless we do something, either we go out and do an acquisition or we buy back our own stock, to any large extent that our cash flows will be more than sufficient to finance the company.

B. Lorenzo	Thank you very much.

Moderator	Thank you. Our next question comes from the line of Jerry Chambers with Courier Capital Corporation. Please go ahead.

J. Chambers

I'm thinking about your customers and they being aware that there's a shift going on are they making any efforts to sort of lock you in and make contracts that are difficult to improve upon or extend the duration or anything like that so that you really can't improve your revenue stream?

J. Boldt	Not on the staffing side of the business, no. I don't think we've seen anything like that.

J. Chambers	I mean does the standard contract have any clauses in it that would hold you back as demand rises? Also, how long are these contracts?

J. Boldt

No. It varies pretty much. The staffing contracts, for instance, will run from a year to maybe three years, but the reality is pretty much they probably could terminate them or we could terminate them if we needed to. The solutions on a development and integration project will generally run a year or two. Actually, we have some out five years at the moment. Then on the implication management outsourcing side contracts are almost always from three to five years, but that's a dedicated group of people and you want them to commit to that period of time.

We really have not seen any change in the customers' behavior. I think the customers are probably now just waking up to the fact that the world has changed. A lot of the old timers, people like me, probably remember that this was not unusual even in the mid-90s before the Y2K run up. You've got some people out there who are trying to figure out what's going on, who maybe got into this business a little later.

J. Chambers	Did I hear somewhere in there that you're something like 85%, in other words, you have a bench of 15%?

J. Boldt	No.

J. Chambers	What's the bench really?

J. Boldt

The bench is relatively small at the moment. I mean it isn't even worth disclosing. The staffing side of the business has no bench and the solutions side has a bench to the extent that you have, in some of the areas like healthcare, development and integration people who are required, but even there the business was so good in the third quarter that we didn't run very much of a bench at all. The 15% is generally what you'd think of as the corporate staff. It's the recruiters and the finance and MIS people.

J. Chambers	That makes more sense. Thank you very much.

Moderator	Thank you. Allowing a few moments, speakers, there are no further questions in queue. Please continue.

J. Boldt	I'd like to thank you for your continued support and for joining us this morning. Have a great day.

Moderator

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